Exhibit 99.1

NPS Pharmaceuticals, Inc.

2005 Omnibus Incentive Plan

Effective May 12, 2005

NPS Pharmaceuticals, Inc.

2005 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1 Establishment. NPS Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the NPS Pharmaceuticals, Inc. 2005 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon stockholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. This Plan has been established by the Company to provide a means by which Employees, Directors, and Third Party Service Providers of the Company and its Subsidiaries and Affiliates may be given the opportunity to benefit from increases in the value of Shares through the granting of Awards under this Plan. The Company seeks to (a) retain the services of present Employees, Directors, and Third Party Service Providers; (b) secure and retain the services of new Employees, Directors, and Third Party Service Providers; and (c) provide incentives for such persons to exert maximum efforts for the success of the Company and thereby promote the long-term interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of the adoption of this Plan by the Board or the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.10 “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

2.11 “Covered Employee” means any salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (a) ninety (90) days after the beginning of the Performance Period, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company.

2.13 “Effective Date” has the meaning set forth in Section 1.1.

2.14 “Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.18 “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.19 “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21 “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22 “Nonemployee Director” means a Director who is not an Employee.

2.23 “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.24 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.25 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.26 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.28 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.29 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.30 “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.31 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32 “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33 “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36 “Plan” means the NPS Pharmaceuticals, Inc. 2005 Omnibus Incentive Plan.

2.37 “Plan Year” means the Company’s fiscal year.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.39 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.40 “Share” means a share of common stock of the Company, par value of $.001 per share.

2.41 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.42 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.43 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.44 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1 General. The Plan shall be administered by or under the direction of the Board unless and until the Board delegates administration to a committee of the Board. The Board may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Board, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Board. The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 16, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation.

(a)	The Board may delegate administration of the Plan to a Board committee composed of not fewer than two members. All members of such committee shall be Nonemployee Directors, to the extent necessary to comply with the applicable provisions of Rule 16b-3, Section 162(m) and the listing requirements of the Nasdaq Stock Market. If administration is delegated to a committee, the committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall in such event, be to the committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the committee at any time and revest in the Board the administration of the Plan.

(b)	The Board may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Board or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Board or such individuals may have under this Plan. The Board may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Board: (1) designate Employees to be recipients of Awards; and (2) determine the size of any such Awards; provided, however, (i) the Board shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan shall be two million seven hundred thousand (2,700,000) Shares (the “Share Authorization”).

(b)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be two million seven hundred thousand (2,700,000) Shares.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Board’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Unless and until the Board determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Options as of the close of the previous Plan Year.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for SARs as of the close of the previous Plan Year.

(c)	Restricted Stock or Restricted Stock Units. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be eighty thousand (80,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.

(d)	Performance Units or Performance Shares. The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be eighty thousand (80,000) Shares, or equal to the value of eighty thousand (80,000) Shares determined as of the date of vesting or payout, as applicable plus the amount of the Participant’s unused applicable Annual Award Limit for Performance Units or Performance Shares as of the close of the previous Plan Year.

(e)	Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the value of one million dollars ($1,000,000), plus the amount of the Participant’s unused applicable Annual Award Limit as of the close of the previous Plan Year.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be eighty thousand (80,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Other Stock-Based Awards as of the close of the previous Plan Year.

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Board, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Board, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Board may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Board may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A, may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Board shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Board in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Board has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Board, or by complying with any alternative procedures which may be authorized by the Board, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Board, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Board may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) pursuant to a broker-assisted exercise same-day sales program; (d) by a combination of (a) (b), and (c); or (e) any other method approved or accepted by the Board in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its

Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition prior to the end of the calendar year in which such disposition occurred.

6.10 Retirement of Participant. Notwithstanding any contrary provision in this Plan, in the event a Participant’s employment as an Employee, or service as a Director or Third Party Service Provider terminates due to a Participant’s Retirement, the Participant shall vest in that number of Shares subject to the Option that would have vested had the Participant remained an Employee, Director, or Third Party Service Provider for an additional two (2) years from the date of Retirement. In addition, the Option shall remain exercisable until the expiration of its term. For purposes of this paragraph, “Retirement” shall mean the termination of service of a Participant with the Company, a Subsidiary, or an Affiliate on or after the date on which the Participant’s number of completed years of service with the Company, a Subsidiary, or Affiliate and age equal or exceed seventy (70) (including termination due to death or Disability after such time).

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A, may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

Subject to the terms and conditions of this Plan, the Board shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Board and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Board shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Board, in its sole discretion, and except as determined otherwise by the Board and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Board has the authority to grant SARs that have a term greater than ten (10) years.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes.

7.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price by the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Board in its sole discretion. The Board’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Board shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, if any, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Board shall determine.

8.3 Other Restrictions. The Board shall impose such other conditions and/or restrictions, if any, on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Board, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Board, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Board in its sole discretion:

THE SALE OR TRANSFER OF SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE NPS PHARMACEUTICALS, INC. 2005 OMNIBUS INCENTIVE PLAN, AND IN THE ASSOCIATED AWARD AGREEMENT. A COPY OF THIS PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM NPS PHARMACEUTICALS, INC.

8.5 Voting Rights. Unless otherwise determined by the Board and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Board, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7 Section 83(b) Election. The Board may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1 Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Board shall determine.

9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3 Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Board may determine.

10.2 Other Stock-Based Awards. The Board may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Board shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Board. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Board. The Board may establish performance goals in its discretion. If the Board exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Board determines.

10.5 Termination of Employment. The Board shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1 Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Board may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2 Board Action. The Board may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Board may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 under the Securities Act of 1933, as amended).

11.3 Domestic Relations Orders. Without limiting the generality of Section 11.1, and notwithstanding Section 11.2, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

Article 12. Performance Measures

12.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	net earnings or net income (before or after taxes);

(b)	earnings per share;

(c)	net sales or revenue growth;

(d)	net operating profit;

(e)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	gross or operating margins;

(i)	productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	expense targets;

(l)	margins;

(m)	operating efficiency;

(n)	market share;

(o)	customer satisfaction;

(p)	working capital targets;

(q)	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r)	product development.

Any Performance Measures may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Board may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Board, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Board also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance. The Board may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Board determines.

12.4 Board Discretion. In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Board may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Board may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Board. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Board.

Article 14. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

Article 15. Rights of Participants

15.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

15.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Amendment, Modification, Suspension, and Termination

16.1 Amendment, Modification, Suspension, and Termination. Subject to Section 16.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without stockholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

16.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

16.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 16.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

16.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 17. Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 18. Corporate Transactions

In the event of (a) a merger or consolidation in which the Company is not the surviving corporation; (b) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (c) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but where other elements of a change of control are present, i.e., change in management team or Board composition; (d) a transaction which the Board determines in its sole discretion to constitute a change in control of the Company; or (e) any capital reorganization in which fifty percent (50%) of the Shares of the Company entitled to vote are exchanged, then, the time during which Awards outstanding under the Plan become vested shall be accelerated and all outstanding Awards shall become immediately exercisable upon such event and such Awards shall continue to be exercisable until the later of (i) twenty-four (24) months from the effective date of such event, or (ii) the time specified in the Award Agreement during which the Award is exercisable following a Participant’s termination of service; provided, however, that in no event shall the Award be exercisable after the expiration of its term.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1 Forfeiture Events.

(a)	The Board may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

20.2 Legend. The certificates for Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Shares.

20.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8 Investment Representations. The Board may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Board, in its sole discretion, shall have the power and authority to:

(a)	determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	modify the terms and conditions of any Award granted to Employees, Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Board shall be attached to this Plan document as appendices; and

(e)	take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Board shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.14 Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A and if the Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Board may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

20.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Board to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.